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                                        Filed Pursuant to Rule 424(b)(3)
                                        Registration No. 333-37802


                         Prospectus Supplement No. 1
        Dated November 27, 2000 (to Prospectus dated November 13, 2000)

                        XML - Global Technologies, Inc.


     This Prospectus is part of the Prospectus dated November 13, 2000 relating to an offering of up to 24,335,000 shares of our common stock by persons who were issued common stock in connection with our capital raising activities or have been or will be issued common stock upon exercise of outstanding warrants and options to purchase shares of common stock.

First Quarter Fiscal Year 2001 Results.

     A copy of our Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2000 is attached hereto.























          The date of this Prospectus Supplement is November 27, 2000